EXHIBIT 99.1
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                     BPI PACKAGING TECHNOLOGIES, INC.
                  ANNOUNCES APPOINTMENT OF IVAN J. HUGHES
                     AS ACTING CHIEF EXECUTIVE OFFICER
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      NORTH DIGHTON, MASSACHUSETTS, AUGUST 3, 2000 - BPI Packaging
Technologies, Inc. (the "Company") OTC BB:BPIE, a manufacturer of thin high molecular weight, high density polyethylene films and bags, announced that it has appointed Ivan J. Hughes, the Company's Chairman of the Board of Directors, to the position of Acting Chief Executive Officer. In such capacity, Mr. Hughes will be responsible for the Company's day-to-day operations.

      Mr. Hughes became Chairman of the Board of Directors on January 27, 1999. Mr. Hughes has substantial experience in the Company's industry as he has been employed, in various capacities over the past 36 years, by a privately held company that manufactures grocery, shopping and specialty bags. He presently serves on the Board of such company.

      Mr. Hughes stated, "I am pleased to assume additional responsi-bilities for the Company. I am confident that management, with the assistance of the consulting firm of Brent I. Kugman and Associates, will move the Company forward into long-term profitability."

      The Company also announced the resignation of Mr. Blackett as Senior Vice President of Sales, effective August 18, 2000. Mr. Hughes stated that, "Management of the Company regrets that Mr. Blackett is leaving after his pioneering efforts in expanding the Company's sales of its products. However, we are confident that Ms. McGrath, our Vice President of Sales, and the other representatives in the sales department will continue to successfully promote and sell our products."

      The Company converts commercially available high molecular weight, high density polyethylene resins into thin film, which is either sold directly into industrial or packaging applications or converted in-house into carryout bags of "T-shirt sack" design for supermarkets, convenience stores and other retail markets. The Company utilizes advanced, high quality extrusion, printing and bag making equipment, which was installed between 1990 and 1999.



Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect" and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, competitive, governmental, technological and other risks and factors identified from time to time in the Company's reports filed with the SEC.


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